                                                                  EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 1999 relating to the consolidated financial statements and financial statement schedules, which appears in NCO Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 18, 1999, except as to the information presented in Note 3 related to the pooling of interests with JDR Holdings, Inc., for which the date is March 31, 1999 relating to the consolidated financial statements as restated for the pooling of interests with JDR Holdings Inc., which appears in the Current Report on Form 8-K/A dated June 11, 1999.


PricewaterhouseCoopers LLP

Philadelphia, PA
June 11, 1999